Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-250037 on Form S-1 of our report dated August 14, 2020, (December 1, 2020 as to the effects of the reverse stock split described in Note 20) relating to the financial statements of Hydrofarm Holdings Group, Inc. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche

San Francisco, California

December 9, 2020